UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Aegion Corporation

(Name of Registrant as Specified in Its Charter)

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Employee Q&A

1.	Why is Aegion being acquired? Why now?
•	Over the last several years, we have taken steps to reshape Aegion into a more streamlined and focused company. In reshaping and improving ourselves over the last several years, Aegion became a very compelling acquisition target. This transaction is a recognition of that progress and the positive outlook for the company as we move forward.
•	This transaction will deliver immediate value at a significant premium to our stockholders and enable us to further enhance our differentiated portfolio of offerings that help to maintain, rehabilitate and protect critical infrastructure for our communities.
•	As a private company, we will have the resources and long-term approach to advance our technology investments and new product offerings and the opportunity to build the company through M&A.

2.	How did this transaction come about? Who approached whom?
•	We were first approached by New Mountain Capital in 2019. Since then, we have come to know their team well, and it is clear that they are dedicated to identifying, investing in and building high-quality businesses.
•	New Mountain knows the industry well and has long expressed admiration for the Aegion organization and the talented teams that have made our company so successful.
•	While there has been interest in Aegion from other parties over the last several years, we are confident that this transaction with New Mountain is the best path forward and will create growth opportunities for our brands and employees.

3.	Who is New Mountain and why is it the right partner for Aegion?
•	New Mountain is a leading growth-oriented investment firm, headquartered in New York, with over $30 billion in assets under management.
•	New Mountain looks for strong businesses with tremendous potential for further success – like Aegion. It approaches acquisitions as new partnerships with a focus on business building and growth.
•	New Mountain believes in our strategy. As a portfolio company of New Mountain, Aegion will be well positioned to advance our technological capabilities through continued investments in our business, which will lead to new opportunities for employees.
•	As a private company, Aegion will have the resources and long-term approach to advance our technology investments and new offerings and the opportunity to build the company through M&A.
•	In addition to financial support, New Mountain brings deep industry knowledge, strong operational expertise and a proven track record of supporting businesses through investments in R&D and capital expenditures that recognize the value of achieving differentiated long-term growth.
•	New Mountain has experience identifying and investing in high-quality growth businesses that provide infrastructure services, protection and maintenance across water, power and broad infrastructure assets, including Inframark, Pearce Services and TRC Companies.
•	More information about New Mountain can be found on its website: www.newmountaincapital.com.

4.	What is the difference between a public and private company?
•	A public company is a company that has shares traded by outside stockholders on public exchanges, like NASDAQ, and must disclose financial information to stockholders and the public.
•	A privately-held company is owned by the company’s founders, management or a group of private investors – in this case, New Mountain.
•	Once the transaction is complete, the biggest likely change employees would notice as a private company is that our shares are not publicly traded and typically private companies are not required to publicly disclose their financial information to investors in accordance with SEC regulations. This means that Aegion will no longer publicly report earnings on a quarterly basis as done in the past.

5.	What are the benefits of becoming a private company?
•	As a private company, we will have the resources and long-term approach to build on our progress as a leading infrastructure rehabilitation, maintenance and protection provider and further enhance our differentiated portfolio of technologies.
•	Overall, this is an exciting new chapter for Aegion, our clients and our partners.
•	From a day-to-day perspective, we don’t expect many changes to how we do business. The biggest change is simply that our stock will no longer be trading on a public stock exchange.
•	For many of us, it will remain business as usual as a private company. We will continue to deliver safe and effective solutions to our clients and partners around the world.

6.	Will this have any impact on my job?
•	First, today’s announcement is just that we have agreed to proceed with a change in ownership, which means there is no impact to your job or the way we do business today.
•	The transaction is not expected to close until the second quarter and until then, you should continue see no change in the way we do business. Between now and closing, we will be taking several steps to obtain regulatory and stockholder approvals for this transaction.
•	Additionally, once the transaction is complete, we expect no immediate or significant changes in roles and responsibilities or the way we do business. We will continue to review programs and policies in support of our strategy and our employees, as we currently do. New Mountain takes a growth-oriented approach and we are confident in its focus on supporting our people and achieving our long-term goals.
•	Although Aegion is a technical-solutions provider, the strength of the organization has always been based on the know-how and commitment of our employees. New Mountain recognizes that our employees are the foundation of the company and looks forward to building on these strengths.

7.	Will there be any changes to employee salaries, compensation or benefits as a result of the transaction?
•	To reiterate, there is no impact to you today as a result of this announcement and we will continue to operate as a publicly-traded company until the transaction closes.
•	Additionally, New Mountain believes strongly in the value of Aegion employees and has agreed to maintain all existing salary, compensation and benefits packages in place today for a period of 18 months after transaction closing.

8.	When is the transaction expected to close?
•	We expect the transaction to close in the second quarter of 2021. This is subject to change depending on the level of regulatory review that occurs, which is customary in all transactions of this nature.

9.	Does this mean we are a private company today? Are our new owners already involved?
•	Not yet. Today is simply the day we are announcing our agreement to be acquired by affiliates of New Mountain.
•	There are several approvals needed, both regulatory and from our stockholders, to complete the transaction. That process is expected to be completed in the second quarter of 2021.
•	We remain an independent, publicly-traded company until that time.

10.	Once the merger is complete, how will New Mountain work with Aegion moving forward? What does this mean for our strategy?
•	New Mountain’s investment is a vote of confidence in our long-term strategy.
•	Once we close, we expect to benefit from the resources and long-term approach needed to grow our differentiated portfolio of infrastructure rehabilitation, maintenance and protection offerings.
•	With New Mountain’s growth-oriented investment approach and critical infrastructure expertise, Aegion will be well-positioned to advance our technological capabilities through continued investments in our business, which will lead to new opportunities for employees.

11.	What does this transaction mean for clients, JV partners / agents, vendors / suppliers / consultants?
•	This is just day one – the transaction hasn’t yet closed – so we’re continuing to operate as usual.
•	Our JV partners and agents remain very important to us and there are no plans to make changes at closing.
•	Looking ahead, this transaction will enable us to further enhance our differentiated portfolio of technologies and service offerings that maintain, rehabilitate and protect critical infrastructure. In other words, it will help us get even better at what we do. New Mountain shares our enthusiasm for the solutions we provide.
•	We look forward to working together with New Mountain to continue to deliver safe and effective solutions to our clients and partners around the world.

12.	What will happen to Aegion’s leadership following the close of the transaction? Does New Mountain plan to relocate Aegion or Insituform’s headquarters out of St. Louis? What will happen to Aegion’s headquarters? Will any sites close?
•	Chuck Gordon will remain with the company through the completion of the transaction to ensure a smooth transition and continuity of operations.
•	New Mountain plans to operate Aegion as a standalone business with no disruption to current operations.
•	A large reason New Mountain was attracted to our company is because of the quality and expertise of our team and all that we have accomplished.
•	New Mountain recognizes Aegion’s successful heritage in St. Louis and understands the talented management team and loyal employees across the globe are critical to the day-to-day success of the Company. There is no expectation to relocate the headquarters away from the metropolitan area.
•	New Mountain also expects to maintain Aegion’s significant presence in its field offices around the world.

13.	Will there be any changes to the Aegion name and brand?
•	Upon completion of the transaction, we will retain the Aegion name, our same business unit subsidiaries and brands.

14.	For employees who own shares of Aegion stock: Is there anything I need to do as an Aegion stockholder?
•	There is no action required at this time with respect to the Aegion shares you own.
•	If you own shares, details regarding the stockholder vote will be communicated to you in advance.
•	Upon closing of the transaction, each vested share or other shares you have otherwise acquired will automatically be exchanged for $26.00 per share in cash.
•	Aegion is currently in a blackout period. You are prohibited by company policy from buying or selling Aegion stock until you are notified that the blackout period is lifted.

15.	For employees eligible for long-term incentive plans: What will happen to my unvested equity grants under the long-term incentive plan? What will happen to Aegion stock I already own?
•	When the transaction closes, all of your unvested restricted stock units will vest in full and be paid out at $26 a share. If you have performance units, those will vest at the higher of (a) target value, or (b) their value based on actual performance as of the closing date. Your vested performance units will then be paid out at $26 a share.
•	When the transaction closes, all Aegion stock you own outright will be extinguished and paid out to you at a price of $26 a share.

16.	For employees who have elected to participate in the Employee Stock Purchase Plan: What will happen to the Employee Stock Purchase Plan (“ESPP”) upon the closing of the transaction?
•	Effective immediately, the ESPP is closed to new participants. For those already participating, deductions from your pay will continue through the end of February 2021 at which point a final purchase of shares will be made on your account. At that point, the ESPP will be suspended and no additional deductions will be taken from your pay and no additional purchases will be made. The shares you have purchased pursuant to the ESPP and still own will be paid out upon closing at $26 per share.

17.	For employees with 401(K)s or retirement plans: What will happen to my 401(K) / retirement plan? Will Aegion still be providing matching contributions this year?
•	There will be no changes to your 401(K) provider or details. New Mountain has agreed to maintain all existing benefits for employees for at least 18 months post-closing and this includes existing retirement program matching in place.

18.	For employees eligible for annual incentive plans (AIP), quarterly incentive plans (QIP) or sales incentive plans (SIP): Does this impact expected payout for 2020 results? What about 2021?
•	To the extent performance achievements were met, all 2020 incentive payouts for Q4 or full-year results are expected to be communicated and paid to eligible employees by March 15, 2021.
•	New Mountain fully acknowledges the criticality of Aegion’s employees, and as such expects to continue to offer substantially similar incentive, compensation and benefits packages to what are currently offered, with only minor changes to plan documents and performance targets, which will be communicated to eligible employees in the coming weeks.

19.	Does this announcement affect plans for 2021 merit increases?
•	Consistent with our regular cadence, we plan to provide annual merit increases to employees with those changes effective on April 1, 2021.
•	Further information about the annual merit planning process will be communicated in the coming weeks and is expected to be unchanged by this announcement.

20.	Does this announcement impact any existing benefits regarding medical coverage, tuition reimbursement, Employee Assistance Plan benefits, etc.?
•	To reiterate, there is no change today as a result of this announcement.
•	Additionally, New Mountain believes strongly in the value of Aegion employees and has agreed to provide benefits packages that are no less favorable than what we have today.
•	We will continue to provide any updates as appropriate.
•	Our Employee Assistance Plan is always available for anyone feeling overwhelmed. For those in the US, please reach out to Personal Assistance Services at 800-356-0845 www.paseap.com. For international employees, you can contact International SOS at +1 (267) 768-1467 or sandy.shea@internationalsos.com.

21.	I am an employee covered by a labor agreement. Will there be any change to my wages and benefits?
•	No. Union employees’ wages, benefits and other terms and conditions of employment will continue to be governed by the applicable collective bargaining agreement.

22.	What are some examples of companies I might know that have been “taken private”?
•	Here are some companies you likely know well:
o	Life Time Fitness
o	Panera Bread
o	PetSmart
o	Safeway
o	Burger King
•	In addition, TRC Companies, Inc. was a public company that was taken private by New Mountain.

23.	Who do I contact if I have further questions? What do I do now?
•	Please contact your manager if you have further questions.
•	It is important that we all stay focused on our day-to-day responsibilities and remain committed to our core values that help keep infrastructure working better, safer and longer for our clients around the world.

24.	What do I do if I’m contacted by a member of the news media or other external source about the transaction?
•	Announcements of this nature often generate increased media attention, and it is critical that we speak with one voice and only authorized channels.
•	If you are contacted by a member of the media, do not comment or offer your own response.
•	In accordance with our existing policy, if you receive any inquiries from outside parties, including media personnel or investors, please do not comment and refer all to Katie Cason, SVP, Strategy & Communications - kcason@aegion.com.

25.	Is it possible that the transaction does not close?
•	There are several approvals needed, both regulatory and from our stockholders, to complete the transaction. That said, we are confident that this transaction will close in the second quarter of 2021.

26.	What should I say to family, friends or associates outside of Aegion if they ask me about the news?
•	You can let them know that Aegion is being “taken private” by New Mountain and that this announcement marks an exciting new chapter for Aegion, its employees, clients and partners.
•	As a private company, we will have the resources and long-term approach to continue to serve our clients as a leading infrastructure rehabilitation, maintenance and protection provider and further enhance our differentiated portfolio of technologies.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain stockholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (e) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent the Company from specifically enforcing the obligations of Carter Intermediate, Inc. (Parent) and its wholly owned subsidiary, Carter Acquisition, Inc. (Merger Sub), under the merger agreement or recovering damages for any breach by Parent or Merger Sub;

(2) the effects that any termination of the merger agreement may have on the Company or its business, including the risks that (a) the Company’s stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring the Company to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on the Company and its business, including the risks that as a result (a) the Company’s business, operating results or stock price may suffer, (b) the Company’s current plans and operations may be disrupted, (c) the Company’s ability to retain or recruit key employees may be adversely affected, (d) the Company’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) the Company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on the Company’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against the Company and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated or supplemented by subsequent reports that the Company has filed or files with the SEC. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Parent nor the Company assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Merger Sub and the Company. In connection with the proposed transaction, the Company plans to file a proxy statement with the SEC. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by the Company at the SEC’s website at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, by contacting the Company’s Investor Relations at kcason@aegion.com or 1.800.325.1159.

Participants in Solicitation

The Company and its directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC on March 6, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.